Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL 2006 RESULTS

JASPER, IN (February 2, 2006) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the second quarter of fiscal year 2006, which ended December 31, 2005.

Discontinued Operations
As a continuing component of the previous announcement made by the Company to tighten its focus within the Furniture and Cabinets segment, during the second quarter of fiscal year 2006 the Company commenced actions to sell a non-core business that manufactures polyurethane and polyester molded components primarily for the recreational vehicle, signage and residential furniture industries. This operation was classified as held-for-sale as of December 31, 2005 and results of this operation, including an estimated loss on disposal, are reported as a discontinued operation. Sales, gross margin, selling, general and administrative costs and income from continuing operations discussed below exclude the results of discontinued operations for all periods.

Consolidated Overview
Fiscal year 2006 second quarter net sales totaled $273.9 million which approximated net sales of $272.7 million reported for the fiscal 2005 second quarter. An increase of 6% in net sales in the Furniture and Cabinets segment was offset by a decline of 7% in the Electronic Contract Assemblies segment when compared to the prior year. Income from continuing operations in the current year second quarter was $5.1 million or $0.14 per Class B share, inclusive of after-tax charges associated with previously announced restructuring activities. Excluding the restructuring charges, income from continuing operations in the current year second quarter was $6.8 million, or $0.18 per Class B share. The Company recorded income from continuing operations in the prior year second quarter of $7.5 million, or $0.20 per Class B share.

Including a loss from discontinued operations of ($0.9) million after-tax or ($0.03) per Class B share, fiscal year 2006 second quarter net income was $4.2 million, or $0.11 per Class B share. The loss from the discontinued operations was primarily related to an estimated loss on the disposal of the polyurethane components business operation that was held for sale at December 31, 2005. For the prior year second quarter, net income was $6.1 million, or $0.16 per Class B share, inclusive of a loss on discontinued operations of ($1.4) million after-tax, or ($0.04) per Class B share.

All discontinued operations and restructuring costs recognized during the current quarter pursuant to the Company's plans to sharpen its focus within the Furniture and Cabinets segment were within previously announced estimates.

On a consolidated basis, the Company's gross margin in the second quarter of fiscal year 2006 was 21.7% compared to 22.1% in the second quarter of fiscal year 2005. Margin declines within the Electronic Contract Assemblies segment when compared to the prior year second quarter were partially offset by an improvement in gross margin in the Furniture and Cabinets segment coupled with a sales mix shift toward the Furniture and Cabinets segment which carries a higher gross margin than the Electronics segment.

Consolidated selling, general and administrative (SG&A) costs for the second quarter of fiscal year 2006 decreased in both absolute dollars and as a percent of sales compared to the prior year as lower selling and product warranty costs and gains on the sale of an idle manufacturing facility and an administrative office building were partially offset by higher incentive compensation costs. Pre-tax restructuring charges in the current year second quarter totaled ($2.6) million. The current year restructuring charges were within the Furniture and Cabinets segment and included exit costs related to the activity to consolidate two Mexican operations into one facility that began late in fiscal year 2005 and accelerated amortization of integrated Enterprise Resource Planning (ERP) software resulting from the consolidation of various business functions within this segment. There were no restructuring charges recorded in the second quarter of the prior year.

Operating income including restructuring charges was $5.0 million in the second quarter of fiscal year 2006 compared to $6.5 million in the same quarter last year. Excluding restructuring charges, fiscal year 2006 second quarter operating income was $7.6 million, an increase from the prior year. While second quarter operating income excluding restructuring charges was ahead of the prior year, income from continuing operations excluding restructuring fell below the prior year as a result of a higher effective tax rate in the current year quarter as a greater percentage of current year consolidated income was generated by domestic operations which have a higher tax rate than the Company's foreign operations.

Beginning in fiscal year 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", which required the Company to recognize expense related to stock options in the income statement. The impact on the second quarter results was minimal due to the Company's limited issuance of stock options during the last several years.

Operating cash flow for the second quarter of fiscal year 2006 totaled $14.0 million compared to $12.3 million in the second quarter of last year. The Company's cash and short-term investment balance increased to $143.5 million at December 31, 2005 compared to $117.5 million at June 30, 2005 primarily due to the generation of positive operating cash flow and proceeds received from the sale of discontinued operations during the second quarter.

James C. Thyen, Chief Executive Officer and President, stated, "The sales level we achieved in the second quarter was the highest in the last eight quarters on the strength of our Furniture and Cabinets segment. And while consolidated income from our continuing operations for the quarter fell below last year, I was encouraged to see a substantial improvement in earnings from our most recent first quarter. Our lower SG&A costs during the quarter are reflective of our heightened focus on cost management." Mr. Thyen added, "Within our Furniture and Cabinets segment, we are progressing as planned with actions from our restructuring activities that were announced in September 2005 to sharpen our focus within this segment. The sale of the hardwoods lumber operation and the fixed-wall office furniture operation that were held for sale at the end of the first quarter were both completed during the second quarter. In November 2005, we announced plans to sell a polyurethane products manufacturing operation, and that sale was completed in January, 2006. In addition, we continue to move forward on consolidating various business functions within this segment to simplify our processes. We believe the actions being taken to sharpen our focus will result in improved profitability in this segment."

Mr. Thyen concluded, "As you look to our Contract Electronics segment, we experienced a decline in our second quarter sales and earnings over last year primarily due to declines with automotive industry customers. While we have been successful in landing several new customers over the past year, the sales from these new program awards are not ramping up quickly enough to offset programs that are declining. In addition, these new programs are being awarded at lower margins. As a result, we are continuing our focus on various productivity initiatives to improve our efficiency within this segment."

Furniture and Cabinets Segment
In the Furniture and Cabinets segment, net sales for the second quarter of fiscal year 2006 were $169.3 million, an increase of 6% over the net sales of $159.9 million recorded in the same quarter last year. Sales of branded furniture products, which include office and hospitality furniture, experienced a double-digit increase when compared to the prior year while sales of contract private label products decreased from the prior year.

Income from continuing operations in this segment for the second quarter of fiscal year 2006 increased $0.8 million from the prior year. Included in the current year second quarter earnings was ($1.7) million of after-tax restructuring costs primarily related to the consolidation of the two Mexican operations into one facility and the accelerated amortization of ERP software. Gross margin as a percent of sales in this segment improved over last year second quarter primarily due to price increases on select products, leverage from the higher sales volumes and improved labor productivity. Gross margin was somewhat hindered by inefficiencies associated with the facility consolidation activities in Mexico. SG&A costs declined as a percent of sales but increased in dollars in the second quarter when compared to last year as higher incentive compensation costs were partially offset by lower product warranty costs.

Including an after-tax loss of ($0.9) million from discontinued operations, net income in this segment was $1.6 million in the second quarter of fiscal year 2006. The loss from discontinued operations was primarily related to an estimated loss on the disposal of the polyurethane components business operation that was held for sale at December 31, 2005. Net income for the second quarter of the prior year was $0.3 million which included a ($1.4) million after-tax loss from discontinued operations.

Electronic Contract Assemblies Segment
The Electronic Contract Assemblies segment fiscal year 2006 second quarter net sales of $104.6 million decreased 7% from net sales of $112.6 million for the same quarter last year, as higher sales to customers in the industrial control industry were more than offset by lower sales to customers in the automotive and medical industries.

Income from continuing operations in this segment for the second quarter of fiscal year 2006 decreased $3.6 million from the same period last year partially due to the lower sales volumes. As volumes declined, production labor costs did not decrease in proportion to the volume decline. Lower product pricing in the current year second quarter when compared to the prior year and a sales mix shift to lower margin product also had a negative impact on gross margins as a percent of sales in this segment. In addition, the second quarter year-over-year earnings comparison in this segment was negatively impacted by prior year favorable foreign currency movements and a higher effective tax rate in the current year as a greater portion of net income in the current year was generated by domestic operations which have a higher tax rate. Helping to partially mitigate the earnings decline in the current year second quarter were lower costs related to new product introductions and lower SG&A costs driven by focused efforts on cost management and reduced incentive compensation costs.

Reclassifications
The Company changed its classification of investments in auction rate securities to short-term investments for both the current and prior years. Previously these investments were included in cash and cash equivalents. This reclassification had no impact on the results of operations of the Company. The amount reclassified as of December 31, 2004 was $28.0 million. As of December 31, 2005, the Company had $34.1 million of auction rate securities classified as short-term investments.

The Company also changed its classification of gains and losses on the sale of property and equipment, previously shown in non-operating income, to selling, general and administrative expense for each of the periods presented in the Condensed Consolidated Statements of Income. Amounts reclassified in the three and six month periods ended December 31, 2004 were, in millions, $0 and $0.5, respectively. In the three and six month periods ended December 31, 2005, the Company recognized, in millions, $1.0 and $1.2 of gains on the sale of property and equipment as selling, general and administrative expense.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release are income from continuing operations excluding restructuring charges, earnings per share excluding restructuring charges and operating income excluding restructuring charges. A reconciliation of the reported GAAP numbers to these non-GAAP financial measures is included in the Financial Highlights tables below. Management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans as inclusion of these costs make results less comparable between reporting periods. Excluding these costs allows investors to meaningfully trend, analyze and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics over an extended period of time.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2005.

Conference Call / Webcast
Kimball International will conduct its second quarter financial results conference call beginning at 2:00 PM Eastern Time today, February 2, 2006. To listen to the live conference call, dial 866-277-1182, or for international calls, dial 617-597-5359. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 16, 2006, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 95912415.

About Kimball International, Inc.
Kimball International, Inc. provides a variety of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers in the office furniture and residential furniture and cabinets industries. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter ended December 31, 2005, follow:

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	December 31, 2005	December 31, 2004

Net Sales	$ 273,934	100.0%	$ 272,686	100.0%
Cost of Sales	214,516	78.3%	212,302	77.9%

Gross Profit	59,418	21.7%	60,384	22.1%

Selling, General & Administrative Expenses	51,814	18.9%	53,867	19.7%
Restructuring Expense	2,627	1.0%	-0-	0.0%

Operating Income	4,977	1.8%	6,517	2.4%
Other Income-Net	2,118	0.8%	2,677	1.0%

Income from Continuing Operations Before Taxes on Income	7,095	2.6%	9,194	3.4%
Provision for Income Taxes	1,969	0.7%	1,675	0.6%

Income from Continuing Operations	5,126	1.9%	7,519	2.8%
Loss from Discontinued Operations, Net of Tax	(892)	(0.4%)	(1,403)	(0.6%)

Net Income	$ 4,234	1.5%	$ 6,116	2.2%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.13		$0.19
Class B	$0.14		$0.20
Diluted from Continuing Operations:
Class A	$0.13		$0.19
Class B	$0.14		$0.20
Basic:
Class A	$0.10		$0.16
Class B	$0.11		$0.16
Diluted:
Class A	$0.10		$0.16
Class B	$0.11		$0.16

Average Shares Outstanding
Basic	38,203		38,139
Diluted	38,343		38,525

(Unaudited) ($000's, except per share data)	Six Months Ended
	December 31, 2005	December 31, 2004

Net Sales	$ 541,338	100.0%	$ 531,645	100.0%
Cost of Sales	424,515	78.4%	414,282	77.9%

Gross Profit	116,823	21.6%	117,363	22.1%

Selling, General & Administrative Expenses	106,360	19.6%	105,266	19.8%
Restructuring Expense	7,398	1.4%	321	0.1%

Operating Income	3,065	0.6%	11,776	2.2%
Other Income-Net	3,485	0.6%	5,277	1.0%

Income from Continuing Operations Before Taxes on Income	6,550	1.2%	17,053	3.2%
Provision for Income Taxes	1,580	0.3%	3,583	0.7%

Income from Continuing Operations	4,970	0.9%	13,470	2.5%
Loss from Discontinued Operations, Net of Tax	(7,598)	(1.4%)	(2,339)	(0.4%)

Income (Loss) Before Cumulative Effect in Change in Accounting Principle	(2,628)	(0.5%)	11,131	2.1%
Cumulative Effect of Change in Accounting Principle	299	0.1%	-0-	0.0%

Net Income (Loss)	$ (2,329)	(0.4%)	$ 11,131	2.1%

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.12		$0.35
Class B	$0.13		$0.36
Diluted from Continuing Operations:
Class A	$0.12		$0.34
Class B	$0.13		$0.35
Basic:
Class A	($0.07)		$0.29
Class B	($0.06)		$0.29
Diluted:
Class A	($0.07)		$0.28
Class B	($0.06)		$0.29

Average Shares Outstanding
Basic	38,184		38,129
Diluted	38,309		38,518

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Six Months Ended
($000's)	December 31, 2005	December 31, 2004

Net Cash Flow provided by Operating Activities	$ 21,885	$ 22,227
Net Cash Flow provided by (used for) Investing Activities	11,065	(7,320)
Net Cash Flow used for Financing Activities	(12,149)	(10,716)
Effect of Exchange Rates	(46)	636

Net Increase in Cash & Cash Equivalents	20,755	4,827
Cash & Cash Equivalents at Beginning of Period	57,253	39,991

Cash & Cash Equivalents at End of Period	$ 78,008	$ 44,818

Cash & Cash Equivalents	$ 78,008	$ 44,818
Short-Term Investments	65,487	57,820

Totals	$ 143,495	$ 102,638

Condensed Consolidated Balance Sheets ($000's)
	(Unaudited) December 31, 2005	June 30, 2005

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 143,495	$ 117,523
Receivables, Net	128,076	125,178
Inventories	75,434	87,531
Assets Held for Sale	10,111	-0-
Other Current Assets	20,793	21,808
Property & Equipment, Net	146,004	176,054
Capitalized Software, Net	29,702	37,273
Other Assets	29,197	35,173

Totals	$ 582,812	$ 600,540

Liabilities & Share Owners' Equity
Current Liabilities	$ 153,325	$ 148,372
Long-Term Debt, Less Current Maturities	339	350
Deferred Income Taxes & Other	13,847	23,592
Share Owners' Equity	415,301	428,226

Totals	$ 582,812	$ 600,540

Reconciliation of Non-GAAP Financial Measures
(Unaudited) ($000's, except per share data)

Income from Continuing Operations, excluding Restructuring Charges
	Three Months Ended
	December 31, 2005	December 31, 2004

Income from Continuing Operations, as reported	$ 5,126	$ 7,519
Restructuring Charges, Net of Tax	1,653	-0-

Income from Continuing Operations, excluding Restructuring Charges	$ 6,779	$ 7,519

Earnings Per Share of Common Stock, excluding Restructuring Charges

Diluted from Continuing Operations, Class B, as reported	$0.14	$0.20
Diluted Impact of Restructuring Charges, Class B	$0.04	$0.00

Diluted from Continuing Operations, Class B, excluding Restructuring Charges	$0.18	$0.20

Operating Income, excluding Restructuring Charges
Three Months Ended
	December 31, 2005	December 31, 2004

Operating Income, as reported	$ 4,977	$ 6,517
Restructuring Charges	2,627	-0-

Operating Income, excluding Restructuring Charges	$ 7,604	$ 6,517

Select Quarterly Historical Financial Information Restated for the Effect of Discontinued Operations

In fiscal years 2005 and 2006, the Company exited or sold select operations that are required to be accounted for as Discontinued Operations.
The results of these operations are shown as Income (Loss) from Discontinued Operations on the Company's Condensed Consolidated
Statements of Income.  Prior year financial information is required to be restated for comparison purposes.  Management believes it to be beneficial to provide investors the following unaudited select quarterly financial data that has been restated for the effect of these discontinued
operations to facilitate comparison to recent quarterly results.

(Unaudited)
($000's, except per share data)	Q2 FY'06	Q1 FY'06	Q4 FY'05	Q3 FY'05	Q2 FY'05	Q1 FY'05

Net Sales	$ 273,934	$ 267,404	$ 263,033	$ 258,469	$ 272,686	$ 258,959

Income (Loss) from Continuing Operations	$ 5,126	($ 156)	$ 4,534	$ 3,097	$ 7,519	$ 5,951

Earnings Per Share of Common Stock:
Diluted from Continuing Operations:
Class A	$0.13	$0.00	$0.11	$0.08	$0.19	$0.15
Class B	$0.14	$0.00	$0.12	$0.08	$0.20	$0.16